Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS ([***]), HAS BEEN OMITTED BECAUSE THE INFORMATION IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DATED

14 February 2022

Termination wind-down and settlement Agreement

among

Lonza AG

and

Lonza Sales AG

and

Allakos Inc.

CONTENTS

____________________________________________________________

CLAUSE

1.	Definitions and interpretation	3
2.	Effect of this Termination Agreement	3
3.	Payment	4
4.	Raw Materials.	5
5.	Release	5
6.	Agreement not to sue	6
7.	Costs and Taxes	7
8.	Warranties and authority	7
9.	Indemnities	8
10.	No admission	8
11.	Severability	8
12.	Entire Agreement / Construction	8
13.	Confidentiality	9
14.	Governing law	9
15.	Jurisdiction	10
16.	Contracts (Rights of Third Parties) Act 1999; No Third-Party Beneficiaries	10
17.	Co-operation	10
18.	Counterparts	10
19.	Variation	10

EXHIBITS

Exhibit A -- On-Going Services

This Termination Wind-Down and Settlement Agreement (this “Termination Agreement”) is dated 14th February 2022 (“Effective Date”)

Parties

(1) Lonza AG, Münchensteinerstrasse 38, CH-4002 Basel, Switzerland (“Lonza AG”)

(2) Lonza Sales AG, Münchensteinerstrasse 38, CH-4002 Basel, Switzerland (“Lonza Sales AG” also referred to as Lonza Sales Ltd.) and, collectively with Lonza AG, “Lonza”)

(3) Allakos Inc., 975 Island Drive, Suite 201, Redwood City, CA 94065 (“Allakos”)

Lonza and Allakos collectively the “parties” and each a “party.”

Stipulations

Each of the Parties stipulates and agrees to the following:

(A) Allakos and Lonza are parties to certain MSAs (as defined below) pursuant to which Allakos has committed to purchase, and Lonza has agreed to manufacture and supply, certain minimum amounts of materials, as more fully specified therein (the “Obligations”).

(B) Each party has duly performed all of its obligations under the MSAs, and is ready, willing and able to continue to perform for the remainder of the term of each of the MSAs.

(C) Allakos desires to terminate and wind-down the MSAs for business and economic reasons of Allakos.

(D) If Allakos were to cancel all of the various Batches and Services under the MSA as permitted by the MSAs, the resulting Cancellation Fees and other amounts owned to Lonza under the MSAs would be an amount substantially in excess of the Termination Amount (the “Aggregate Cancellation Amount”).

(E) Lonza has agreed to consent to the wind-down and early termination of the MSAs by Allakos in exchange for an immediate and indefeasible payment upon the terms set forth herein, and Allakos has agreed to make such payment in exchange for a relief from any further or additional liability of Allakos to Lonza under the MSAs.

(F) Allakos acknowledges that this Termination Agreement and its performance provides substantial value and benefits to Allakos insofar as the early and orderly termination of the MSAs relieves Allakos of future payment obligations to Lonza in amounts materially greater than the Termination Amount.

(G) The Parties have therefore agreed to terms for the full and final settlement on a binding basis as set forth in this Termination Agreement.

Agreed terms

1. Definitions and interpretation

In this Termination Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

MSAs: collectively, the following manufacturing and other services agreements, including all Binding Orders, Forecasts, Project Plans, SOWs, and other documents and/or agreements issued, executed, and/or agreed upon under and/or pursuant thereto, and all exhibits, appendices, and attachments to any of the foregoing (as all have been amended through the Effective Date):

a) Development and Manufacturing Services Agreement dated 01Oct2013 (the “1K DMSA”);

b) BLA Services and Manufacturing Services Agreement dated 01Dec17 (the “BLA Agreement”);

c) 2k Development and Manufacturing Services Agreement dated 01Nov2019 (the “2k DMSA”);

d) 1k Commercial Supply Agreement dated 02Apr2020 (the “1k CSA”); and

e) 2k Commercial Supply Agreement dated 27Nov2020 (the “2k CSA”).

Related Parties: a party’s direct and indirect parents, subsidiaries, affiliates, predecessors, successors, assigns, and/or transferees, and each of their respective employees, principals, agents, officers, directors, and/or other representatives.

Other capitalised terms shall have the meaning given in the relevant MSA.

2. Effect of this Termination Agreement

2.1 The parties hereby agree that upon its execution this Termination Agreement shall immediately be fully and effectively binding on each of them.

2.2 Each MSA shall terminate as of the Effective Date. Such terminations are via mutual agreement of the parties, and not due to any party’s breach. Notwithstanding the foregoing but subject to clause 2.4, Lonza shall continue to perform and provide the Services as detailed in Exhibit A (the “On-Going Services”), including Release of three (3) subcutaneous cGMP Batches manufactured in 2022 under the 1K DMSA (collectively, the “SC Batches”), in each case, pursuant to the terms of the applicable MSA (as if such MSA was not terminated solely with respect to such On-Going Services until completion of such On-Going Services).

2.3 All Parties shall take such steps concerning termination as are required by each of the MSAs.

2.4 Other than terms related to fees, expenses, and costs (including Cancellation Fees) and the payment of any of foregoing (which terms are fully superseded by this Termination Agreement)

the terms of each MSA that are to survive termination as per the terms of each applicable MSA shall survive termination of such MSA.

3. Payment

3.1 In exchange for termination of the MSAs, the releases, and the other agreements herein, as well as in full payments for: (i) all amounts paid or payable under the MSAs (including amounts that would be invoiced and/or otherwise payable after the Effective Date), including amounts for all Raw Materials (including the Allakos Raw Materials) and all Raw Materials Fees, Cell Bank Storage fees, and amounts due with respect to any subcontractor and/or external laboratories, and (ii) performance and completion of the On-Going Services, Allakos will pay Lonza an aggregate amount of one hundred and twenty-six million Swiss Francs (CHF126,000,000) (the “Termination Amount”).

3.2 Allakos will pay Lonza ninety-five percent (95%) of the Termination Amount within thirty (30) days after the Effective Date.

3.3 Allakos will pay Lonza the remaining five percent (5%) of the Termination Amount within thirty (30) days after Release of the last of the SC Batches.

3.4 All such payments of the Termination Amount will be payable by way of bank transfer as follows:

(a) To Lonza AG: fifty point nine percent (50.9%) of the Termination Amount to the following account:

Credit Suisse AG, PO Box, CH-8071, Zurich, Switzerland
BIC (Swift)	[***]
IBAN	[***]
Account	[***]

(b) To Lonza Sales AG: forty-nine point one percent (49.1%) of the Termination Amount to the following account:

Credit Suisse AG, PO Box, CH-8071, Zurich, Switzerland
BIC (Swift)	[***]
IBAN	[***]
Account	[***]

3.5 Interest shall accrue and be payable by Allakos on any part of the Termination Amount that is not paid in accordance with clause 3.2 or 3.3, as applicable, at the rate of 2% per annum above the Swiss Average Rate Overnight (SARON).

3.6 Notwithstanding clause 3.2 in the event Allakos shall fail to pay the first ninety-five percent (95%) of the Termination Amount within thirty (30) days following the Effective Date, Lonza may at its option give notice to Allakos that this Termination Agreement is terminated, null and void.

3.7 Lonza’s agreement to the terms and conditions of this Termination Agreement is expressly predicated and conditioned upon the Termination Amount being a final and indefeasible payment. In the event Lonza is required to return any portion of the Termination Amount for any reason, including without limitation a “clawback” action brought by or on behalf of a bankruptcy estate, Lonza shall be entitled to assert the full amount of the Aggregate Cancellation Amount (offset only by the portion of the Termination Amount, if any, that Lonza retains), and may assert the Aggregate Cancellation Amount as a counterclaim or right of offset in any such action.

4. Raw Materials.

As of the Effective Date, Lonza holds and/or has placed orders for Raw Materials purchased for use with Services that were to be provided to Allakos (collectively, the “Allakos Raw Materials”). For clarity, Lonza will not seek separate payment for the amount owed by Allakos for such Allakos Raw Materials (including any Raw Materials Fees), since the Parties have agreed that the Termination Amount as defined in clause 3.1 includes the Parties’ negotiated settlement on all matters under the MSAs. Upon payment of the amount in clause 3.2 (95% of the Termination Amount), title to and risk of loss of the Allakos Raw Materials shall transfer to Allakos (and/or, if Lonza has not yet received title to any such Allakos Raw Material as of such payment, title to such Allakos Raw Material will automatically transfer to Allakos immediately after Lonza takes title thereto). Following the Effective Date, Allakos and Lonza shall cooperate in good faith to make an orderly disposition of the Allakos Raw Materials as agreed by Allakos and Lonza, recognising that (a) the Allakos Raw Materials includes Raw Materials unique to Allakos that Lonza cannot repurpose or sell to other Lonza customers and (b) Lonza cannot re-sell or re-allocate certain other Allakos Raw Materials to Lonza’s other customers since Lonza has already separately purchased the required raw materials for those other customers’ campaigns.

5. Release

5.1 Subject to clause 3.7, this Termination Agreement is in full and final settlement of, and each party, on behalf of itself and its Related Parties, hereby releases and forever discharges, each other party and each other party’s Related Parties from all and/or any actions, claims, rights, demands, liabilities, damages, losses, covenants, obligations, agreements, promises, complaints, suits, causes of action, costs, expenses, debts, and set-offs of any kind and/or nature, including without limitation claims for penalties, general damages, direct and indirect, incidental and consequential damages, exemplary, punitive, compensatory and special damages, equitable relief, and attorneys’ fees, in any jurisdiction worldwide, whether accrued or unaccrued, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated (collectively, Claims), that it and/or its Related Parties ever had, may have, and/or hereafter can, shall, and/or may have against the other party and/or any of its Related Parties arising out of and/or connected with, subject to clauses 2.4 and 5.2 hereof, the MSAs and the subject matters(s) thereof (collectively the Released Claims), provided, however, that the release by Lonza and its Related Parties of Allakos and its Related Parties shall be effective only upon the passage of 96 days from the date of completion of payment in full of the Termination Amount without Allakos having commenced or become the subject of a bankruptcy case (e.g., a case under title 11 of the United States Code) before the expiration of such period.

5.2 No Release of Payments Due Under this Termination Agreement or for On-Going Services: The Parties hereby expressly acknowledge that they are not, by this Termination Agreement, releasing any claims that arise under the terms of this Termination Agreement or Lonza’s performance of (or failure to perform) the On-Going Services, and/or the breach of such terms or performance obligations (including, but not limited to, any failure by Allakos and/or Lonza to make any of the payments due hereunder).

5.3 Each party affirms that it has not filed with any governmental agency and/or court any type of action and/or report against any other party, and currently knows of no existing act and/or omission by the other party that may constitute a claim and/or liability excluded from the release in Clause 5.1.

6. Agreement not to sue

6.1 Each party agrees, on behalf of itself and on behalf of its Related Parties, not to sue, commence, voluntarily aid in any way, prosecute and/or cause to be commenced and/or prosecuted against the other party and/or its Related Parties any action, suit and/or other proceeding concerning the Released Claims, in this jurisdiction and/or any other.

6.2 Clause 5 and clause 6.1 shall not apply to, and the Released Claims shall not include, any claims in respect of any breach of this Termination Agreement or Lonza’s performance of (or failure to perform) the On-Going Services.

7. Costs and Taxes

7.1 The parties shall each bear their own legal costs in relation to the negotiation and documentation of this Termination Agreement.

7.2 Each party shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by it to any national, federal, state, local, and/or regional taxing authority as a result of its receipt of any payment hereunder. Each party agrees to indemnify and hold the paying party harmless in the event that any governmental taxing authority asserts against the paying party any claim for unpaid taxes, failure to withhold taxes, penalties, and/or interest based upon the payment of any amount hereto to such recipient party.

7.3 This clause 7 supersedes and overrides any and all previous agreements between the parties in relation to this Termination Agreement (including the implementation of all matters provided by this Termination Agreement).

8. Warranties and authority

8.1 Each party warrants and represents that it has not sold, transferred, assigned, and/or otherwise disposed of its interest in the Released Claims.

8.2 Each party warrants and represents to the other with respect to itself that it has the full right, power, and authority to execute, deliver, and perform this Termination Agreement.

8.3 Each party warrants and represents that it has received independent legal advice with respect to the advisability of executing this Termination Agreement. The Parties further acknowledge they have been fully advised by their attorneys with respect to their rights and obligations under this Termination Agreement and understand those rights and obligations. The Parties also acknowledge that, before execution of this Termination Agreement, they and/or their legal counsel have had an adequate opportunity to make any investigation and/or inquiries deemed necessary and/or desirable with respect to the subject matter of this Termination Agreement.

8.4 Except as set forth above, each of the Parties represents, warrants, and agrees that in executing this Termination Agreement it has relied solely on the statements expressly set forth herein. Each of the Parties further represents, warrants, and agrees that in executing this Termination Agreement it has placed no reliance whatsoever on any statement, representation, and/or promise of any other Party, and/or any other person or entity, not expressly set forth herein, and/or upon the failure of any other Party and/or any other person and/or entity to make any statement, representation or disclosure of anything whatsoever.

9. Indemnities

Each party hereby indemnifies and holds harmless, and shall keep indemnified and held harmless, the other party against all Claims in respect of any of the Released Claims which it and/or its Related Parties and/or any of them may bring against the other party and/or its Related Parties or any of them.

10. No admission

This Termination Agreement is entered into in connection with the compromise of matters between and/or among the parties and in the light of other considerations. It is not, and shall not be represented and/or construed by the parties as, an admission of liability and/or wrongdoing on the part of either party to this Termination Agreement and/or any other person or entity.

11. Severability

If any provision and/or part-provision of this Termination Agreement is or becomes invalid, illegal, and/or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal, and enforceable. If such modification is not possible, the relevant provision and/or part-provision shall be deemed deleted, provided, however, that in the event that the terms and conditions of this Termination Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this Termination Agreement to reasonably replace such invalid and/or unenforceable provisions in light of the intent of this Termination Agreement. Any modification to and/or deletion of a provision and/or part-provision under this clause shall not affect the validity and enforceability of the rest of this Termination Agreement.

12. Entire Agreement / Construction

12.1 Subject to clause 12.3, this Termination Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

12.2 Each party agrees that it shall have no remedies in respect of any statement, representation, assurance, and/or warranty (whether made innocently or negligently) that is not set out in this Termination Agreement. Each party agrees that it shall have no claim for innocent and/or negligent misrepresentation based on any statement in this Termination Agreement.

12.3 For clarity, this Termination Agreement does not terminate, amend, and/or modify any agreement between and/or among any of parties other than the MSAs, including, without limitation, the Non-Exclusive License Agreement, dated 31Oct2013, among Allakos, Lonza Sales AG, and the other party thereto, and the Siglec-8 GS Cell Line Agreement, dated 8Oct2018, among Allakos and Lonza Sales AG.

12.4 Neither this Termination Agreement, nor any provision herein, shall be deemed to have been prepared or drafted by any particular party or construed against any party on the ground that such party drafted this Termination Agreement or any provision thereof. The term “including” as used in this Termination Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. Further, the parties also acknowledge that the terms and conditions set forth in this Termination Agreement are fair, adequate, reasonable, and proper, and that this Termination Agreement is the result of arms-length negotiations between the parties.

13. Confidentiality

The terms of this Termination Agreement, and the substance of all negotiations in connection with it, are confidential to the parties and their advisers, who shall not disclose them to, and/or otherwise communicate them to, any third party without the written consent of the other party other than:

(a) to the parties’ respective auditors, insurers, and lawyers on terms which preserve confidentiality; and

(b) pursuant to an order of a court of competent jurisdiction, and/or pursuant to any proper order and/or demand made by any competent authority and/or body where they are under a legal and/or regulatory obligation to make such a disclosure; and

(c) pursuant to any express requirement under the rules of any listing authority and/or stock exchange on which a party’s shares and/or those of any of its Group Companies are subject; and

(d) as far as necessary to implement and enforce any of the terms of this Termination Agreement.

For the avoidance of doubt, nothing in this 913 prevents the parties from making a disclosure to a regulator regarding any alleged misconduct, wrongdoing, and/or serious breach of regulatory requirements, and/or making a disclosure to any law enforcement agency regarding an alleged criminal offence and/or co-operating with any law enforcement agency regarding a criminal investigation and/or prosecution.

14. Governing law

This Termination Agreement and any dispute and/or claim (including non-contractual disputes and/or claims) arising out of and/or in connection with it and/or its subject matter and/or formation shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its choice of law provisions.

15. Jurisdiction

Each party irrevocably agrees that the courts of the State of New York shall have non-exclusive jurisdiction to settle any dispute and/or claim (including non-contractual disputes and/or claims) arising out of and/or in connection with this Termination Agreement and/or its subject matter and/or formation.

16. Contracts (Rights of Third Parties) Act 1999; No Third-Party Beneficiaries

The parties agree that the terms of this Termination Agreement are not enforceable by any third party under the Contracts (Rights of Third Parties) Act 1999, and that no third party is an intended beneficiaries of this Termination Agreement.

17. Co-operation

The parties shall deliver and/or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary and/or desirable, and shall take any other action reasonably requested by the other party for the purpose of putting this Termination Agreement into effect.

18. Counterparts

18.1 This Termination Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. For the purposes of completion, signatures by the parties’ legal advisers shall be binding.

18.2 Transmission of an executed counterpart of this Termination Agreement (but for the avoidance of doubt not just a signature page) by email in PDF and/or other agreed format) shall take effect as the transmission of an executed “wet ink” counterpart of this Termination Agreement.

18.3 No counterpart shall be effective until each party has provided to the others at least one executed counterpart.

19. Variation

No variation of this Termination Agreement shall be effective unless it is in writing and signed by the parties (and/or their authorised representatives).

This Termination Agreement has been entered into on the date stated at the beginning of it.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Termination Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA AG		LONZA SALES AG
By:	/s/ Daniel Blaettler Name: Daniel Blaettler Title: General Counsel Corporate	By:	/s/ Daniel Blaettler Name: Daniel Blaettler Title: General Counsel Corporate
By:	/s/ Michael Stanek Name: Michael Stanek Title: General Counsel, EMEA	By:	/s/ Jennifer Cannon Name: Jennifer Cannon Title: Head of Mammalian

ALLAKOS INC. By: /s/ Robert Alexander Name: Robert Alexander Title: Chief Executive Officer
ALLAKOS INC. By: /s/ Adam Tomasi Name: Adam Tomasi Title: President and Chief Operating Officer

Initials by ALLAKOS INC:

M.A._____ B.R.______

Legal Finance

Exhibit A

On-Going Services

• Three (3) SC Batches: Manufacture and Release of Three (3) subcutaneous cGMP Batches manufactured in 2022 under the 1K DMSA

• Other Identified On-Going Services:

Services	Stage #	SOW #	Agreement
Completion of timepoints testing of ongoing SC DS and DP Stability Studies	92, 105, 106, 118, 156, 161, 168	64, 67 and 100 71, 78, 88 and 98, 93, 101	1K DMSA
Completion of HCP testing at Lonza for Clinical/PPQ runs at Fujifilm	434	7	1K CSA
Execute Siglec-8 Assay Agreement to transfer cell banks for Eurofins testing	No signed stage at the moment. Stage 170 has now been assigned in the tracker as reference	TBC	TBC
Completion of Potelligent Cell line creation for Allakos to generate process-specific HCP reagent	335	87	BLA Agreement

Completion of Lonza activities needed to support DS and DP stability testing such as stability of primary reference, requalification of assay reference, and annual verification of potency assays	60, 75, 253, 320, 331, 334, 261	Initial contract, 98, 53 and 85, 74, 86, 86, 35, 49, 63, 70	BLA Agreement and 1K DMSA
Finalize and transmit study reports from completed MSS and Poros Chromatography Cleaning Verification Study at Manufacturing Scale (“Blank Run”) - Post PPQ testing	293, 294	54	BLA Agreement
Finalize and transmit study reports from completed MSS and POROS XS Chromatography Resins Lifetime Studies at Manufacturing Scale-Post PPQ batch testing	291, 292	54,	BLA Agreement
Lonza to ship MCB/WCB, DS/in process samples from Slough/Visp to Allakos designated sites	N/A	N/A

• Replacement Batches: For any above described On-Going Service that includes the manufacture of a cGMP Batch, the applicable On-Going Service includes, for clarity, Release and acceptance of such Batches and, if requested by Allakos, provision of a replacement Batch by Lonza for any rejected Batches if and as set forth the applicable MSA (such as if the Failed Batch was a Lonza Responsibility). If, for any such failed cGMP Batch, Lonza is not required to provide a replacement Batch pursuant to the terms of the applicable MSA (such as for a failed Batch not caused by a Lonza Responsibility), then, upon Allakos’s request, Lonza shall negotiate in good faith with Allakos for the provisions of a replacement cGMP Batch upon commercially reasonable terms. For any such replacement Batch, if possible, Lonza shall use manufacturing slots for Services that would have otherwise have been used for Allakos’s Product but for termination of the MSA pursuant to this Termination Agreement.

• BLA Support: Lonza shall provide Allakos with reasonably requested data, information, documentation, and support in connection with Allakos’s seeking and/or obtaining Approval(s) (including BLA(s)) for the Products, provided that the obligation to provide such support (other than to deliver then-existing data, information, and documentation) will continue only for a period of twelve (12) months after the Effective Date.

• Winddown Generally: In addition to the above Services, for a period of twelve (12) months after the Effective Date, Lonza shall provide Allakos with reasonable assistance in winding down currently in-process Services, which may include, without limitation, transferring relevant data and information related to completed Services and On-Going Services to Allakos and/or relevant Regulatory Authorities and/or other Governmental Authorities.